UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008

ULTITEK, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-51819	20-2556241
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

560 Sylvan Avenue Englewood Cliffs, NJ		07632
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(201) 541-1700
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

Issuance of Common Stock

On June 6, 2008, Ultitek, Ltd., a Nevada corporation (the “Company”) issued 64,443,000 Shares of common stock, par value $0.0001 per share, to approximately sixteen (16) recipients in consideration for professional services rendered to the Company. The issuances of the common shares were made upon reliance of the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded the Company under Section 4(2) promulgated under the Securities Act, in light of the fact that the issuance did not involve a public offering.

Issuance of Preferred Stock

On June 13, 2008, the Company issued one hundred (100) shares of Series A Preferred Stock, par value $0.001 per share, to Roman Price, the Company’s President, CEO and Chairman. The Series A Preferred Shares were issued in consideration of services rendered and upon reliance of the exemptions from the registration requirements of the Securities Act afforded the Company under Section 4(2) promulgated under the Securities Act, in light of the fact that the issuance did not involve a public offering.

Each of the Series A Preferred Shares maintains the right to vote with the holders of our common stock on any matter, and carries with it the right to vote together with the shares of Common Stock of the Corporation as a single class and, regardless of the number of shares of Series A Preferred Stock outstanding and as long as at least one of such shares of Series A Preferred Stock is outstanding, shall represent eighty percent (80%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Corporation or action by written consent of shareholders. Each outstanding share of the Series A Preferred Stock shall represent its proportionate share of the 80% which is allocated to the outstanding shares of Series A Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 13, 2008	ULTITEK, LTD.

	By:	/s/ ROMAN PRICE
Roman Price
Chief Executive Officer